Exhibit 10.25

YAHOO! REMOTE MERCHANT INTEGRATION (RMI) AGREEMENT

THIS RMI AGREEMENT (the “Agreement”) is made as of this 23 day of August, 2000 (the “Effective Date”) between YAHOO! INC. (“Yahoo!”), a Delaware corporation, and Proflowers.com (“Merchant”), a Delaware corporation. In consideration of the mutual promises contained herein, the parties agree as follows:

1.	Merchant Product Information. Merchant will provide to Yahoo!, or will permit Yahoo! to download, information relating to Merchant products in accordance with Yahoo!’s technical and formatting specifications. Such information will include without limitation a Merchant identifier, product name, product category, product description, product price, URL for the Web page on the Merchant Site (as defined below) that features the product, URL for the Web page on the Merchant Site that contains the product image and, if applicable, any warranty notices or disclaimers, product availability, return information, sizes, colors, SKU numbers, Web pages and graphic files, including but not limited to graphical brand features of Merchant (collectively referred to as “Merchant Product information”). Merchant agrees to update all Merchant Product Information in accordance with Yahoo!’s technical and formatting specifications and in a timely manner, which will be no less frequent than updates to such information on the Merchant Site. Yahoo! will host Merchant Product Information on Yahoo! servers and, subject to its reasonable discretion, will include Merchant Product Information in Yahoo!’s U.S. based on-line shopping property (referred to as “Yahoo! Shopping” or the “Service”). Yahoo! is solely responsible for the design, layout, posting and maintenance of Yahoo! Shopping.

2.	Merchant Pages. Merchant will permit Yahoo! to download and display, via a “Proxy Server” or other means, Web pages from the Web site operated by or for Merchant (the “Merchant Site”), currently located at http://www.proflowers.com. Such Web pages, any portions thereof and any content therein, as modified and displayed by Yahoo! in accordance with this Agreement, are referred to as “Merchant Pages.” All Merchant Pages will be subject to Yahoo!’s reasonable approval and will conform to Yahoo!’s technical and formatting specifications.

3.	Merchant Site. Merchant will not implement any feature on the Merchant Site that alters any aspect of navigation for users who click-through to Merchant Pages from the Service (e.g., a meta refresh or java-based refresh feature that prevents users from returning to the Service with one click of the “Back” button on their Internet browsers). If Merchant intends to modify the Check-out Pages (as defined below) or otherwise redesign the Merchant Site in a way that impacts any functional feature (e.g., adding or removing java scripts or frames) or navigational feature (e.g., reordering Check-out Pages or changing url conventions), Merchant will provide Yahoo! with (a) at least [*] written notice prior to implementing such modification or redesign and (b) reasonable technical assistance, as Yahoo! may reasonably request, to ensure that Merchant’s presence within the Service will be uninterrupted.

4.	Merchant Product Information and Merchant Pages on Yahoo!. Yahoo! reserves the right not to post or include any Merchant Product Information or Merchant Pages on any Yahoo! branded or co-branded property. In the event that Yahoo! becomes aware of a potential conflict involving any hypertext links or third party advertising included in the Merchant Pages, including but not limited to a violation of law or a conflict with Yahoo!’s advertising guidelines or preexisting contractual arrangements, Yahoo! will notify Merchant and may request that Merchant remove or replace such hypertext links or third party advertising on Merchant Pages. If the parties cannot resolve the matter within [*] of receipt of Yahoo!’s notice by Merchant, Yahoo! reserves the right to remove or disable such hypertext links or third party advertising on Merchant Pages. The foregoing only applies to Merchant Pages and will not affect operation of or any material on the Merchant Site.

* Material has been omitted pursuant to a request for confidential treatment.

5.	Customer Order Information.

(a)	Order Placement and Fulfillment. Users of the Service may search for and navigate to Merchant Product Information and Merchant Pages via Web pages designed and hosted by Yahoo! (the “Service Pages”). Users of the Service will order products from Merchant via Merchant Pages. Check-out for orders may be conducted on either Merchant Pages (the “Check-out Pages”) or Service Pages. Information relating to the purchase of Merchant products via the Service, including product name, product quantity, amount paid, user’s proper name, shipping address, billing address, email address and credit card information (the “Customer Order Information”) will be transmitted to Merchant. Merchant will notify each user via email or telephone within [*] after Merchant receives the Customer Order Information whether the order can or cannot be fulfilled. Merchant will be solely responsible for all products offered by Merchant on Yahoo! Shopping and any activities related to such products, including but not limited to billing, shipping and fulfillment of goods, returns and customer service and for any acts or omissions that occur in connection with such products.

(b)	Privacy and Consumer Protection. Merchant agrees to implement adequate security protections to ensure the privacy of Customer Order Information. Merchant further agrees (i) to post a privacy policy on its Merchant Site that, at a minimum, discloses any and all uses of personal information collected from users by Merchant, including but not limited to any uses of personal information collected during a transaction that is cancelled or otherwise not completed by the user; (ii) to provide a hypertext link on the first Check-out Page to Merchant’s privacy policy; and (iii) to use Customer Order Information only as expressly permitted by Merchant’s privacy policy. Merchant further agrees use its best commercial efforts to implement the following changes as soon as possible (but in no event later than [*] after the Effective Date): (X) to place a prominent notice on any Check-out Pages on which Merchant collects personal information from users that such information is being collected; and (Y) to provide a hypertext link on all Check-out Pages to Merchant’s privacy policy. If a user requests, or if Yahoo! conveys such request on behalf of the user, that Merchant remove personal information relating to any user from Merchant’s database and other records, Merchant agrees to remove such information promptly from its database or other records.

6.	Information Maintained by Yahoo! and Relevant to the Transaction. In the event that a registered Yahoo! user places an order for a Merchant product via the Service, Yahoo! already may maintain information about the user in Yahoo!’s proprietary databases that is relevant to the transaction, including but not limited to that user’s proper name, shipping address, billing address, email address and credit card information. Merchant acknowledges that Yahoo! may provide registered Yahoo! users with the option to have certain input fields on Check-out Pages that request Customer Order Information “populated” with applicable information about that registered Yahoo! user from Yahoo!’s proprietary databases (e.g., as part of an “Express Check-out” feature of the Service). For clarity, the parties understand that such “population” by Yahoo! will not affect Merchant’s ownership of Customer Order information, as set forth in Section 8(c), and will not transfer, impair or otherwise limit Yahoo!’s rights in the “populated” information.

7.	Registration of Unregistered Yahoo! Users who Purchase from Merchant via the Service. Merchant agrees that users who are not registered with Yahoo! may be given the opportunity to register with Yahoo! before completing a discrete transaction with Merchant via the Service.

8.	Merchant Licenses to Yahoo!.

(a)	Merchant Product Information. Merchant hereby grants to Yahoo! a worldwide, non-exclusive license to use, display, modify, make derivative works from, reproduce and distribute Merchant Product Information and any portions thereof and any derivative works therefrom during the Term solely for the purpose of providing features of the Service, including but not limited to the right to incorporate Merchant Product Information into a database and the right to display in any manner the results of search queries and comparisons conducted by users of the Service. Yahoo! may modify and create derivative works from Merchant Product Information only to the extent reasonably necessary to

* Material has been omitted pursuant to a request for confidential treatment.

fit the format of the Service or to provide features of the Service. Merchant also grants to Yahoo! (i) the right to maintain such Merchant Product Information on Yahoo! servers during the Term; (ii) the right to authorize the downloading and printing of Merchant Product Information, or any portion thereof, by users; and (iii) subject to Merchant’s prior approval, which will not be unreasonably withheld, the right to use Merchant Product information for purposes of promoting Merchant products, Yahoo! Shopping or Yahoo! generally.

(b)	Merchant Pages. Merchant grants to Yahoo! a worldwide, non-exclusive license to use, display, modify, make derivative works from, reproduce and distribute Merchant Pages during the Term solely for the purpose of responding to particular queries by users of the Service. Yahoo! may modify and create derivative works from Merchant Pages only to the extent reasonably necessary to fit the format of the Service or to provide features of the Service, including but not limited to any feature that enables the “population” of certain input fields by Yahoo! during the check-out process. Merchant also grants to Yahoo! (i) the right to designate and display a Yahoo! URL for all Merchant Pages and (ii) with prior approval of Merchant, the right to redirect certain hypertext links on Merchant Pages to certain Service Pages.

(c)	Customer Order Information. Merchant owns Customer Order information and grants to Yahoo! a perpetual, worldwide, sublicensable, non-exclusive license to use Customer Order Information in aggregate form, such that Customer Order Information is not individually attributable to Merchant, for research, marketing or other promotional purposes.

9.	Disclosure of Confidential Information.

(a)	Definition of Confidential Information. Each party acknowledges that Confidential Information may be disclosed to the other party during the Term of this Agreement. “Confidential Information” means any confidential, proprietary or trade secret information relating to this Agreement or disclosed by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) during the Term of this Agreement, including but not limited to material terms of this Agreement, information about users of the Service (e.g., Customer Order Information), information related to the calculation of fees due to Yahoo!, and any other business, financial or technical information that is not (i) disclosed in public materials or otherwise in the public domain through no fault of the Receiving Party; (ii) lawfully obtained by the Receiving Party from a third party without any obligation of confidentiality; (iii) lawfully known to the Receiving Party prior to disclosure by the Disclosing Party; or (iv) independently developed by the Receiving Party.

(b)	Treatment of Confidential Information. Except as otherwise expressly provided in this Agreement, each party agrees that it will (i) treat all Confidential Information of the other party with the same degree of care as it accords to its own Confidential Information, but in no event less than a reasonable degree of care; (ii) disclose Confidential Information of the other party only (A) to those of its agents or employees who need to know such Confidential Information and who have agreed previously, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms substantially similar to those of this Section 9, or (B) as required or reasonably advised to be disclosed by law, provided that the Receiving Party affords the Disclosing Party a reasonable opportunity to seek protective legal treatment of such Confidential Information; and (iii) destroy or return to the other party all Confidential Information of the other party upon termination of this Agreement. Subject to the foregoing confidentiality obligations, Merchant acknowledges and agrees that Yahoo may access information related to Merchant on Yahoo servers as necessary to identify or resolve technical problems or respond to complaints about the Service.

10.	Payments to Yahoo!. Merchant will pay to Yahoo! [*] Service Orders. [*] “Service Order” means an order for one or more Merchant products placed by a user as part of a discrete transaction on the Service. Yahoo! will calculate the fees due to Yahoo! based on the Service Orders that Yahoo! records. Merchant will pay such fees due to Yahoo! on [*] basis within [*] after the date of the invoice that Yahoo! provides to Merchant. Merchant acknowledges and agrees that Yahoo! records are the official, definitive records for the purpose of calculating the fees due to Yahoo! under this Agreement. Yahoo! will permit Merchant, at Merchant’s expense, to retain a reputable, independent certified public accounting firm that is reasonably acceptable to Yahoo! solely for the purpose of reviewing, at a mutually agreed upon time during normal business hours, those Yahoo! records that relate to the calculation of fees due to Yahoo! under this Agreement. Such reviews must not be conducted more often than once every twelve (12) month period of the Term. Prior to any such review, Merchant will require the certified public accounting firm to sign a standard confidentiality agreement approved by Yahoo!, and the results of any such review will be considered Confidential Information. In the event that any review reveals an overpayment of more than [*], Yahoo! will pay the reasonable cost of such review. All fees are payable in U.S. dollars. Late payments will bear interest at the rate of [*] per month (or the highest rate permitted by law, if less). In the event of any failure by Merchant to make payment, Merchant will be responsible for all reasonable expenses (including attorneys’ fees) incurred by Yahoo! in collecting such amounts.

11.	Term, Termination and Modification. This Agreement will become effective as of the Effective Date and will, unless sooner terminated as provided herein or as otherwise agreed, remain effective at least until September 30, 2001 (the “Initial Term”). After the Initial Term, this Agreement will continue until there are no Merchant advertisements running or scheduled to run on Web pages within Yahoo! Shopping, excluding Merchant Pages (the “Extension Term”). For clarity, Yahoo!’s posting of Merchant advertisements will be governed by applicable advertising agreements or Insertion Orders. As used herein, the “Term” means the initial Term and any Extension Term. This Agreement may be terminated at any time by either party no less than thirty (30) days after written notice to the other party of such other party’s breach of any of its obligations under this Agreement in any material respect, which breach is not remedied within such notice period. No amendment to any provision of this Agreement will be effective unless in writing and signed by both parties. Upon termination, Yahoo! reserves the right to delete from its servers any and all information related to Merchant, including but not limited to Merchant Product Information. Sections 5(b), 6, 8(c), 9 through 11 and 13 through 15 will survive termination or expiration of this Agreement.

12.	Representations and Warranties.

(a)	By Merchant. Merchant represents and warrants that it (i) has full power and authority under all relevant laws and regulations to offer, sell and distribute the products offered by it, including but not limited to holding all necessary licenses from all necessary jurisdictions to engage in the advertising and sale of such products, and (ii) will not engage in any activities: (A) that constitute or encourage a violation of any applicable law or regulation, including but not limited to the sale of illegal goods or the violation of export control or obscenity laws; (B) that infringe the rights of any third party, including but not limited to the intellectual property, business, contractual or fiduciary rights of others; and (C) that are in any way connected with the transmission of the unsolicited distribution of email or with any unethical marketing practices.

(b)	By Yahoo!. Yahoo! represents and warrants that it (i) has full power and authority under all relevant laws and regulations to offer the Service and (ii) will not engage in any activities that are in any way connected with the transmission of the unsolicited distribution of email or with any unethical marketing practices.

* Material has been omitted pursuant to a request for confidential treatment.

13.	Indemnity.

(a)	By Merchant. Merchant agrees to indemnify and hold harmless Yahoo! and its parents, subsidiaries, affiliates, officers, directors, shareholders, employees and agents from any claim or demand, including reasonable attorneys’ fees, made by any third party to the extent that such claim or demand is based on, or arises out of, (i) any products offered, distributed or sold by Merchant in connection with the Service; (ii) any mistake, error or omission made by Merchant, including but not limited to data corruption or wrongful disclosure of Customer Order Information; or (iii) any alleged violation of any rights of another that results from Merchant’s use of any content, trademarks, service marks, trade names, copyrighted or patented material, or other intellectual property used by Merchant; provided, however, that in any such case: (A) Yahoo! provides Merchant with prompt notice of any such claim; (B) Yahoo! permits Merchant to assume and control the defense of such action, with counsel chosen by Merchant (who will be reasonably acceptable to Yahoo!); and (C) Merchant does not enter into any settlement or compromise of any such claim without Yahoo!’s prior written consent, which consent will not be unreasonably withheld. It is understood and agreed that Yahoo! will not be required to edit or review for accuracy or appropriateness any content provided by Merchant.

(b)	By Yahoo!. Yahoo! agrees to indemnify and hold harmless Merchant and its parents, subsidiaries, affiliates, officers, directors, shareholders, employees and agents from any claim or demand, including reasonable attorneys’ fees, made by any third party to the extent that such claim or demand is based on, or arises out of, any infringement of the United States copyright, trademark or trade secret that results from Yahoo!’s use of Yahoo! trademarks, service marks, logos or other distinctive Yahoo! brand features; provided, however, that in any such case: (i) Merchant provides Yahoo! with prompt notice of any such claim; (ii) Merchant permits Yahoo! to assume and control the defense of such action, with counsel chosen by Yahoo! (who will be reasonably acceptable to Merchant); and (iii) Yahoo! does not enter into any settlement or compromise of any such claim without Merchant’s prior written consent, which consent will not be unreasonably withheld.

14.	DISCLAIMER OF WARRANTIES AND LIMITATIONS OF LIABILITY AND DAMAGES. THE SERVICE IS PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER THIS AGREEMENT NOR ANY DOCUMENTATION FURNISHED UNDER IT IS INTENDED TO EXPRESS OR IMPLY ANY WARRANTY THAT THE SERVICES WILL BE UNINTERRUPTED, TIMELY OR ERROR-FREE.

EXCEPT FOR OBLIGATIONS UNDER SECTION 13, NEITHER PARTY NOR ITS PARENTS, SUBSIDIARIES, AFFILIATES, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS WILL BE LIABLE, UNDER ANY CIRCUMSTANCES OR LEGAL THEORIES WHATSOEVER, FOR ANY LOSS OF BUSINESS, PROFITS OR GOODWILL, LOSS OF USE OR DATA, INTERRUPTION OF BUSINESS OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER, EVEN IF THAT PARTY IS AWARE OF THE RISK OF SUCH DAMAGES. IN ADDITION, AND EXCEPT FOR OBLIGATIONS UNDER SECTION 13, NEITHER PARTY WILL BE LIABLE UNDER ANY CIRCUMSTANCES OR LEGAL THEORIES FOR ANY DAMAGES THAT RESULT IN ANY WAY FROM MERCHANT’S USE OR INABILITY TO USE THE SERVICE, OR THAT RESULT FROM ERRORS, DEFECTS, OMISSIONS, DELAYS IN OPERATION OR TRANSMISSION, OR ANY OTHER FAILURE OF PERFORMANCE OF THE SERVICE. FINALLY, EXCEPT FOR OBLIGATIONS UNDER SECTION 13, ONE PARTY’S LIABILITY TO THE OTHER WILL NOT, FOR ANY REASON, EXCEED [*].

15.	Miscellaneous. Any and all press releases and other public announcements relating to this Agreement or the underlying transactions between Yahoo! and Merchant, including the method and timing of such announcements, must be approved in advance by the parties in writing. Each party reserves the right to withhold approval of any public announcement in its sole discretion. Any notices or communications will be by electronic mail or in writing and will be deemed delivered upon receipt to the party to whom such communication is directed. If to Yahoo!, such notices will be addressed to 3420 Central Expressway, Santa Clara, CA 95051. If to Merchant, such notices will be addressed to the electronic or mailing address

* Material has been omitted pursuant to a request for confidential treatment.

specified on the signature page of this Agreement. The section headings in this Agreement are for convenience only and may not be relied upon to construe or otherwise interpret this Agreement. This Agreement constitutes the final, complete and exclusive statement of the agreement between the parties with respect to its subject matter and supersede all previous proposals. This Agreement and the relationship between Merchant and Yahoo! will be governed by the laws of the state of California without regard to its conflict of law provisions. Merchant and Yahoo! agree to submit to the personal and exclusive jurisdiction of the Superior Court of the State of California for the County of Santa Clara or the United States District Court for the Northern District of California. If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible, and the other provisions of this Agreement will remain in full force. Neither party’s failure to exercise or enforce any right or provision of this Agreement will constitute a waiver of such right or provision. Both parties agree that, regardless of any statute or law to the contrary, any claim or cause of action arising out of or related to use of the Service or this Agreement must be filed within [*] after such claim or cause of action arose, or be forever barred.

[SIGNATURE PAGE FOLLOWS]

* Material has been omitted pursuant to a request for confidential treatment.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

YAHOO! INC.		PROFLOWERS.COM

By:	/s/ [ILLEGIBLE]	By:	/s/ Mark Sottosanti
Title:	RVP	Title:	VP Planning and Logistics
Address:		Address:	5005 Wateridge Vista Dr. #201
San Diego, CA 92121
Facsimile:	408 616-3701	Facsimile:	619-784-6923
E-mail:	[*]	E-mail:	[*]

* Material has been omitted pursuant to a request for confidential treatment.